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                                                                     EXHIBIT 4.5

                     Dated the 20th day of September , 2004.

                            DF CHINA TECHNOLOGY INC.
                                 (the "Vendor")

                                       and

                              GUMPTION TRADING LTD.
                                (the "Purchaser")

                                       and

                       GUANGZHOU DRANSFIELD PAPER LIMITED
                                    ("GDPL")

                       -----------------------------------

                              DEED OF CONFIRMATION

                       -----------------------------------

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THIS DEED OF CONFIRMATION is made the 20th day of September     ,  2004

BETWEEN :-

1. DF CHINA TECHNOLOGY INC., a company incorporated in the British Virgin Islands, whose shares are listed on the Nasdaq SmallCap Market and now on OTC Bulletin Board, whose registered office is situate at Craigmur Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands (the "Vendor") of the first part;

2. GUANGZHOU DRANSFIELD PAPER LTD., a company incorporated in The People's Republic of China, whose registered office is situate at Taiping Industrial Zone, Conghua, Guangzhou, Guangdong Province, The People's Republic of China ("GDPL") of the second part; and

3. GUMPTION TRADING LIMITED, a company incorporated in the British Virgin Islands, whose registered office is situate at P.O. Box 3174, Road Town, Tortola, British Virgin Islands (the "Purchaser") of the third part

WHEREAS :-

1. By an Agreement for the Sale and Purchase of Shares in certain Subsidiaries of DF China Technology Inc. and certain Assets in the PRC dated the 26th day of January, 2004 signed between the Vendor of the first part, the Purchaser of the second part and GDPL of the third part (the "Agreement"), the Vendor agreed to sell the Sale Shares (as defined in the Agreement), GDPL agreed to sell the PRC Assets (1) (as defined in the Agreement) and the Purchaser agreed to purchase the Sale Shares and the PRC Assets (1) under the terms and conditions of the Agreement.

2. There are some uncertainties as to the liabilities of the Purchaser under the Agreement.

3. The parties hereto have agreed to enter into this Deed for the purpose of clarifying and defining the liabilities of the Purchaser under the Agreement.

NOW THIS DEED WITHNESSETH as follows :-

1. In consideration of the premises, the parties hereto hereby rectify and confirm the Agreement in the manner as follows :-

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      (a)   The definition of "Contingent Liabilities" on page 2 of the
            Agreement be deleted in its entirety and replaced by the following :-

            "Contingent Liabilities" means the liabilities incurred by the Vendor and the Subsidiary Companies prior to the Completion Date even if not disclosed in the Audited Accounts and/or the Management Accounts;"

      (b) The definition of "Employees' Entitlements" on page 2 of the Agreement be deleted in its entirety and replaced by the following : -

            "Employees' Entitlements" means all liabilities of the Subsidiary Companies to the Existing Employees which have been or shall be incurred and/or payable by the Subsidiary Companies on or before the Completion Date, including but not limited to all salaries, emoluments, benefits, long service payments, severance payments, all contributions required to be made by the Subsidiary Companies pursuant to the Central Pension Scheme operated by the government of The People's Republic of China and any other pension scheme in respect of the Subsidiary Companies, and all claims and demands by any former employees of the Subsidiary Companies or Existing Employees whether under any legislation relating to employment in The People's Republic of China or the Employment Ordinance Cap.57 of the Laws of Hong Kong or any other similar legislation whether in Hong Kong or The People's Republic of China;"

      (c) Clause 4.02 on page 4 of the Agreement be deleted in its entirety and replaced by the following :-

            "The Purchaser hereby agrees, undertakes and warrants to pay and discharge all claims (including but not limited to taxation claims), demands, liabilities, damages, costs and expenses (including all legal expenses reasonably incurred) in relation to or arising from or in connection with any and all of the Leased Back Assets. The Purchaser undertakes, unconditionally and irrevocably, to indemnify and keep GDPL indemnified on a full indemnity basis, and hold GDPL harmless from and against all claims (including but not limited to taxation claims), demands, liabilities, damages, costs and expenses (including all legal expenses reasonably incurred) which GDPL may sustain, suffer, or incur arising from or in connection with the Lease Back Assets. This indemnity shall remain in full force and effect notwithstanding Completion."

      (d) Clause 8.01(iii) on page 8 of the Agreement be deleted in its entirety and replaced by the following :-

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            "Without prejudice to or limiting the generality of the foregoing and/or any other rights and remedies of the Vendor and GDPL hereunder or otherwise, in the event that the Vendor and/or GDPL is required to pay (i) any such costs and expenses for such removal and delivery aforesaid; and/or (ii) any duties, taxes, penalties and liabilities relating to the aforesaid PRC Assets and PRC Assets (1), to the government or authorities of The People's Republic of China and/or Hong Kong, the Purchaser hereby undertakes and warrants that it shall forthwith on demand of the Vendor and/or GDPL pay to the Vendor and/or GDPL (as the case may be) a sum equal to the same amount as the Vendor and/or GDPL is required to pay as aforesaid. This Clause shall remain in full force and effect notwithstanding Completion."

      (e) Clause 9.02 on page 9 of the Agreement be deleted in its entirety and replaced by the following :-

            "For avoidance of doubt, notwithstanding anything contained in this Agreement to the contrary, the Vendor shall not be responsible for the Employees' Entitlements or any and all claims of wrongful dismissal or redundancy payment, severance payment or otherwise which may be brought by any Existing Employees or former employees against the Subsidiary Companies in respect of any period or periods of employment with the Subsidiary Companies before the Completion Date and the Purchaser undertakes, unconditionally and irrevocably, to indemnify and keep the Vendor indemnified on a full indemnity basis, and hold the Vendor harmless from and against the Employees' Entitlements, and the claims aforesaid and costs and expenses (including all legal expenses reasonably incurred) which the Vendor may sustain, suffer, or incur as a result of or arising out of the failure on the part of the Subsidiary Companies to pay the Employees' Entitlements or the claims aforesaid. This indemnity shall remain in full force and effect notwithstanding Completion."

      (f) Clause 9.04 on page 9 of the Agreement be deleted in its entirety and replaced by the following :-

            "Notwithstanding anything contained herein, the Purchaser undertakes, unconditionally and irrevocably, to indemnify and keep the Vendor indemnified on a full indemnity basis, and hold the Vendor harmless from and against all claims (including but not limited to taxation claims), demands, liabilities, damages, costs and expenses (including all legal expenses reasonably incurred) which the Vendor may sustain, suffer, or incur arising from or in connection with the Subsidiary Companies and/or its/their business activities or operations. This indemnity shall remain in full force and effect notwithstanding Completion."

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      (g)   The following shall be added as Clause 9.06 :-

            "The Purchaser hereby represents, warrants and undertakes that the Purchaser will on demand of the Vendor forthwith pay and discharge any and all liabilities of the Vendor incurred by the Vendor prior to Completion (whether actual or contingent). For the avoidance of doubt, the Purchaser shall have no claim or any recourse against the Vendor in respect of any payment or discharge of any liability of the Vendor aforesaid. This Clause shall remain in full force and effect notwithstanding Completion."

2. Save as varied or rectified as aforesaid, the Vendor, GDPL and the Purchaser hereby agree and declare that the terms and conditions of the Agreement in so far as the same are still subsisting and capable of taking effect shall remain in full force and effect and all the provisions covenants and terms contained, incorporated and/or implied therein shall in all respect continue to be binding on the Vendor, GDPL and the Purchaser (as the case may be).

3. The parties hereto hereby agree and declare that this Deed shall operate to take effect as from the date of the Agreement.

4. It is expressly declared and agreed that nothing herein shall prejudice or affect the rights of the parties in respect of any antecedent breach which might have been committed by the other party or parties prior to the execution of this Deed and it is hereby further declared that all such rights shall be enforceable by any party under the Agreement (as amended by this Deed).

5. This Deed shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Courts of Hong Kong.

      IN WITNESS whereof the parties hereto have executed this Deed the day and year first above written.

SEALED with the Common Seal of the                )
Vendor and signed by Dr. Fan Di, its director     )
duly authorized by the board, in the presence     )
of :-                                             )

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SEALED with the Common Seal of GDPL               )
and signed by Zhou Li Yang, its director, duly    )
authorized by the board, in the presence of :-    )

SEALED with the Common Seal of the                )
Purchaser and signed by Li Yang, its director     )
duly authorized by the board, in the presence     )
of :-                                             )

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